                                                                  EXHIBIT 99.4



          RISK FACTORS (PAGES 1-13) AND GLOSSARY OF TERMS (PAGES 146-
          161) SECTIONS OF THE COMPANY'S FORM S-3 REGISTRATION
          STATEMENT FILED IN OCTOER 1996


                                  RISK FACTORS

     In connection with the Notes offered hereby, prospective investors should consider, among other things, the following factors regarding the purchase of the Notes.

NATURE OF THE NOTES

     The Issuer is a special purpose corporation and the Notes represent obligations solely of the Issuer. The Notes are not insured or guaranteed by any government agency or instrumentality, by any affiliate of the Issuer, by any insurance company or by any other person or entity. The Issuer will have no significant assets other than its interest in the Financed Eligible Loans and the other property granted to the Trustee for the benefit of the Registered Owners. Payments on the Notes will depend solely on the amount and timing of payments and collections in respect of the Financed Eligible Loans, interest paid or earnings on the various accounts established pursuant to the Indenture, the payment priority of Notes previously issued and any Additional Notes to be issued in the future, and amounts on deposit in the Reserve Fund and other Funds and Accounts and any other form of credit enhancement described in the related Prospectus Supplement. There will be no additional recourse to the Issuer or any other Person if such proceeds are insufficient. As a result, except as may be specified with respect to a Series in the related Prospectus Supplement, Registered Owners must depend on the cash flow with respect to the Financed Eligible Loans and funds on deposit in the Reserve Fund and other Funds and Accounts for payment of principal of and interest on the Notes.

     Generally, after each required payment of Trustee fees and expenses, servicing fees and expenses and interest on the Notes, and other required fees, expenses, taxes and indemnities, including any required deposits to the Reserve Fund have been made in full, any balance remaining from payments with respect to the Financed Eligible Loans generally will be: (i) prior to the date specified in the related Prospectus Supplement, applied to acquire Financed Eligible Loans, (ii) on and after such date specified in the related Prospectus Supplement, applied to the amortization of the Notes, until the aggregate outstanding principal amount of Financed Eligible Loans exceeds the aggregate Outstanding principal balance of the Notes; and (iii) thereafter, remitted to the Issuer. If the payments with respect to the Financed Eligible Loans and amounts on deposit in the Reserve Fund and other Funds and Accounts (including any applicable credit enhancement) are insufficient to make payments on the Subordinate Notes, other assets of the Issuer will not be available for payment of any such deficiency.

SUBORDINATION; LIMITED ASSETS

     Payments of interest and principal on the Subordinate Notes are subordinated in priority of payment to payments of interest and principal due on the Senior Notes and payments of interest and principal on the Junior-Subordinate Notes are subordinated in priority of payments of interest and principal due on the Subordinate Notes. Under certain redemption situations, as set forth herein and as may be set forth in the related Prospectus
Supplement with respect to any Series, principal on certain Classes of the Subordinate Notes may be redeemed while the Senior Notes and certain Prior
Notes remain Outstanding and the principal on the Subordinate Notes may be redeemed while the Senior Notes and certain of the Subordinate Notes remain Outstanding. See "Description of the Notes--Notice and Partial Redemption of Notes." The Subordinate Notes are also subordinated to the Senior Notes and the Junior-Subordinate Notes are also subordinate to the Subordinate Notes as to the direction of remedies upon an Event of Default. The Trust Estate will not have, nor is it permitted or expected to have, any significant assets or sources of funds other than from payments with respect to the Financed
Eligible Loans, the Reserve Fund and other Funds and Accounts.

FAILURE TO COMPLY WITH LOAN ORIGINATION
AND SERVICING PROCEDURES FOR ELIGIBLE LOANS

     The Higher Education Act of 1965, as amended (the "Higher Education Act"), including the respective implementing regulations thereunder, require lenders and their assignees making and servicing Eligible Loans and guarantors guaranteeing Eligible Loans to follow specified procedures, including due diligence procedures, to ensure that the Eligible Loans are properly made and disbursed to, and repaid on a timely basis by or on behalf of, borrowers. Certain of those procedures, which are specifically set forth in the Higher Education Act, are summarized herein. See "Issuer's Student Loan Purchase Program" and "Description of the Federal Family Education Loan Program" herein. Generally, those procedures require that completed loan applications be processed, a determination of whether an applicant is an eligible borrower attending an eligible institution under the Higher Education Act be made, the borrower's responsibilities under the loan be explained to him or her, the promissory note evidencing the loan be executed by the borrower and then that the loan proceeds be disbursed in a specified manner by the lender. After the loan is made, the lender must establish repayment terms with the borrower, properly administer deferrals and forbearances and credit the borrower for payments made. If a borrower becomes delinquent in repaying a loan, a lender must perform certain collection procedures (primarily telephone calls and demand letters) which vary depending upon the length of time a loan is delinquent.

     THE SERVICER HAS AGREED PURSUANT TO THE SERVICING AGREEMENT TO PERFORM (OR PROVIDE FOR THIRD PARTY SERVICER TO PERFORM) SERVICING AND COLLECTION PROCEDURES ON BEHALF OF THE ISSUER. HOWEVER, FAILURE TO FOLLOW THESE PROCEDURES OR FAILURE OF ANY SELLER OR ANY OTHER ORIGINATOR OF THE FINANCED ELIGIBLE LOANS TO FOLLOW PROCEDURES RELATING TO THE ORIGINATION OF ANY ELIGIBLE LOANS MAY RESULT IN THE DEPARTMENT'S REFUSAL TO MAKE REINSURANCE PAYMENTS TO THE GUARANTEE AGENCIES OR TO MAKE SPECIAL ALLOWANCE PAYMENTS TO THE TRUSTEE WITH RESPECT TO SUCH ELIGIBLE LOANS OR IN THE GUARANTEE AGENCIES' REFUSAL TO HONOR THEIR GUARANTEE AGREEMENTS WITH THE TRUSTEE WITH RESPECT TO SUCH ELIGIBLE LOANS. FAILURE OF THE GUARANTEE AGENCIES TO RECEIVE REINSURANCE PAYMENTS FROM THE DEPARTMENT COULD ADVERSELY AFFECT THE GUARANTEE AGENCIES' ABILITY OR LEGAL OBLIGATION TO MAKE PAYMENTS UNDER THE GUARANTEE AGREEMENTS ("GUARANTEE PAYMENTS") TO THE TRUSTEE. LOSS OF ANY SUCH GUARANTEE PAYMENTS, SPECIAL ALLOWANCE PAYMENTS OR FEDERAL INTEREST SUBSIDY PAYMENTS WITH RESPECT TO ELIGIBLE LOANS, COULD ADVERSELY AFFECT THE AMOUNT OF REVENUES AND THE ISSUER'S ABILITY TO PAY PRINCIPAL AND INTEREST ON THE NOTES. SEE "DESCRIPTION OF THE FEDERAL FAMILY EDUCATION LOAN PROGRAM" HEREIN.

RELIANCE UPON SELLERS

     The Issuer expects to acquire additional Financed Eligible Loans from the Sellers from time to time, all pursuant to the Student Loan Purchase Agreement under which each Seller has agreed to sell to the Issuer Eligible Loans which comply with certain representations and warranties with respect to each Financed Eligible Loan and certain overall portfolio characteristics in connection with such acquisitions. No assurance can be given that the Issuer would be able to acquire Eligible Loans in an equivalent amount, with similar characteristics or at comparable prices from sources other than the Sellers in the event that the Sellers were unable to sell additional Eligible Loans to the Issuer or in the event that any Seller was required to repurchase Financed Eligible Loans. See "Risk Factors--Certain Legal Aspects," "--Failure to Comply with Loan Origination and Servicing Procedures for Eligible Loans" and "Seller Representations and Warranties" herein.

PERFECTION OF SECURITY
INTEREST IN FINANCED ELIGIBLE LOANS

     As required by the Uniform Commercial Code, the perfection of the security interest in the Financed Eligible Loans granted by the Issuer to the Trustee is to be accomplished by possession of the promissory notes evidencing the Financed Eligible Loans by the Trustee and by the filing of financing statements. Under the Uniform Commercial Code, possession may be either by the secured party or by an agent on the secured party's behalf. With respect to the Indenture, possession by the Trustee, as secured party, is to be accomplished by delivery of such promissory notes to UNIPAC, acting as custodial agent for the Trustee. UNIPAC is an affiliate of Union Bank. In the event UNIPAC acted contrary to its obligations under the Custodian Agreement, by reason of such affiliate relationship or otherwise, and relinquished possession of the promissory notes to any party other than the Trustee or the Trustee's agent, the security interest of the Trustee in the Financed Eligible Loans released may become unperfected. In addition, while the Issuer has received an opinion of counsel, subject to the assumptions and limitations set forth therein, that the Trustee has a first priority perfected security interest in the Financed Eligible Loans, because of the affiliation between UNIPAC and Union Bank, the perfection of the Trustee's security interest in the Financed Eligible Loans by UNIPAC taking possession is not entirely free from doubt and such perfection may be challenged by a receiver or other creditor of Union Bank in the event of Union Bank's insolvency or otherwise. See "Certain Relationships Among Financing Participants" herein.

CERTAIN INSOLVENCY CONCERNS

     The Issuer has taken steps in structuring the transactions contemplated hereby that are intended to ensure that the voluntary or involuntary application for relief by a Seller or Union Financial Services, Inc., (the "Sponsor") under the United States Bankruptcy Code or other insolvency laws, as the case may be ("Insolvency Laws") will not result in consolidation of the assets and liabilities of the Issuer with those of any Seller or the Sponsor. These steps include the creation of the Issuer as a separate, limited-purpose subsidiary of the Sponsor pursuant to a certificate of incorporation containing certain limitations (including restrictions on the nature of the Issuer's business and a restriction on the Issuer's ability to commence a voluntary case or proceeding under any Insolvency Law without the prior unanimous affirmative vote of all of its directors, including at least one director who must be Independent of the Issuer and its affiliates). However, there can be no assurance that the activities of the Issuer would not result in a court concluding that the asset and liabilities of the Issuer should be consolidated with those of any Seller or the Sponsor in a proceeding under any Insolvency Law. If a court were to reach such a conclusion or a filing were made under any Insolvency Law by or against the Issuer, or if an attempt were made to litigate any of the foregoing issues, then delays in distributions on the Notes could occur or reductions in the amounts of such distributions could result. See "The
Issuer."

     It is intended by the Issuer that the transfer of the Financed Eligible Loans by any Seller to the Issuer constitute a true sale of the Student Loans to the Issuer. If the transfer constitutes such a true sale, the Financed Eligible Loans and the proceeds thereof would not be the property of the respective Seller should it become the subject of any Insolvency Law subsequent to the transfer of the Financed Eligible Loans to the Issuer.

     Each Seller will warrant to the Issuer in the related Student Loan Purchase Agreement that the sale of the Financed Eligible Loans by such Seller to the Issuer is a valid sale of the Financed Eligible Loans by such Seller to the Issuer. Notwithstanding the foregoing, if a Seller were to become subject to an Insolvency Law and a creditor or trustee-in-bankruptcy of such Seller itself were to take the position that the sale of Financed Eligible Loans by such Seller to the Issuer should instead be treated as a pledge of such Financed Eligible Loans to secure a borrowing of such Seller, delays in payments of collections of Financed Eligible Loans to the related Noteholders could occur or (should the court rule in favor of such Seller or such trustee or creditor), reductions or delays in the amounts of such payments could result. If the transfer of Financed Eligible Loans by a Seller to the Issuer is treated as a pledge instead of a sale, a tax or government lien on the property of such Seller arising before the transfer of such Financed Eligible Loans to the Issuer may have priority over the Trust Estate's interest in such Financed Eligible Loans.

     If an Insolvency Event occurs with respect to the Issuer, the Financed Eligible Loans will be liquidated after the date of such Insolvency Event or as otherwise specified in the related Prospectus Supplement. The proceeds from any such sale, disposition or liquidation of Financed Eligible Loans will be treated as collections on the Financed Eligible Loans and deposited in the Student Loan Holding Fund. If the proceeds from the liquidation of the Financed Eligible Loans and any amounts on deposit in the Reserve Fund (if any) and any amounts available from any credit enhancement, if any, are not sufficient to pay the Notes of the related Series in full, the distributions of principal to such Noteholders will be reduced and Noteholders will incur a loss. See "Summary of Certain Provisions of the Indenture--Events of Default."

CHANGING ASSETS OF THE TRUST ESTATE

     During the period beginning on the Date of Issuance and ending no later than the date set forth with respect to a Series in the related Prospectus Supplement, the Issuer intends to purchase Financed Eligible Loans from the Sellers. Each Financed Eligible Loan must meet certain characteristics and each portfolio of Financed Eligible Loans added to the Financed Eligible Loans portfolio in accordance with the terms of the Student Loan Purchase Agreement and the Indenture must, as of the applicable Cutoff Date, together with each portfolio previously added to the Financed Eligible Loans portfolio, as of their respective Cutoff Dates, meet certain pool characteristics set forth in the Student Loan Purchase Agreement. However, the actual characteristics of the Financed Eligible Loans portfolio will change from time to time due to factors such as adjustments made in the normal course of business, changes in the classifications of Eligible Loans, sale or purchase of Eligible Loans by the Issuer, scheduled amortization, prepayment or the occurrence of delinquencies or defaults.

VARIABILITY OF REVENUES

     Amounts received with respect to the Financed Eligible Loans for a particular period may vary in both timing and amount from the payments actually due on the Financed Eligible Loans for a variety of economic, social and other factors, including both individual factors, such as additional periods of deferral or forbearance prior to or after a borrower's commencement of repayment, and general factors, such as a general economic downturn which could increase the amount of defaulted Financed Eligible Loans. Failures by borrowers to pay timely the principal and interest on the Financed Eligible Loans will affect the amount of Revenues, which may reduce the amount of principal and interest available to be paid to the Registered Owners. In addition, failures by borrowers of student loans generally to pay timely the principal and interest due on such student loans could obligate the Guarantee Agencies to make payments thereon, which could adversely affect the solvency of the Guarantee Agencies and their ability to meet their guarantee obligations (including with respect to the Financed Eligible Loans). The inability of any Guarantee Agency to meet its guarantee obligations could reduce the amount of principal and interest paid to the Registered Owners. The effect of such factors, including the effect on a Guarantee Agency's ability to meet its guarantee obligations with respect to the Financed Eligible Loans or the Issuer's ability to pay principal and interest with respect to the Notes, is not possible to predict. Pursuant to the 1992 amendments under Section 432(o) of the Act, if the Department has determined that a Guarantee Agency of an Eligible Loan is unable to meet its insurance obligations, the loan holder may submit claims directly to the Department and the Department is required to pay the full Guarantee payment due with respect thereto in accordance with guarantee claim processing standards no more stringent than those applied by a Guarantee Agency of Eligible Loans. However, the Department's obligation to pay guarantee claims directly in this fashion is contingent upon the Department making the determination referred to above.
There can be no assurance that the Department would ever make such a determination with respect to a Guarantee Agency or, if such a determination was made, whether such determination or the ultimate payment of such guarantee claims would be made in a timely manner.

     If an Event of Default occurs under the Indenture, subject to certain conditions, the Trustee is authorized, without the consent of the Registered Owners, to sell the Financed Eligible Loans. There can be no assurance, however, that the Trustee will be able to find a purchaser for the Financed Eligible Loans in a timely manner or that the market value of such Financed Eligible Loans would, at any time, be equal to the aggregate outstanding principal amount of the Notes then Outstanding and accrued interest thereon. If the net proceeds of any such sale, together with amounts then on deposit in the Reserve Fund and other Funds and Accounts, do not exceed the aggregate outstanding principal amount of Notes then Outstanding and accrued interest thereon, Registered Owners of any Class of Notes not paid in full will likely be unable to recover the full amount of their investment. In addition, the amount of principal required to be paid to Registered Owners under the Indenture is generally limited to amounts available to be so paid. Therefore, the failure to pay principal on any Class or Series of Notes may not result in the occurrence of an Event of Default until the Stated Maturity date of such Class or Series of Notes.

PREPAYMENT CONSIDERATIONS

     Principal prepayments with respect to the Notes may be influenced by a variety of economic, geographic, social and other factors. The Financed Eligible Loans may be prepaid at any time without penalty. The Issuer believes that in a fluctuating interest rate environment a factor affecting the prepayment rate on a large pool of loans similar to the Financed Eligible Loans is the difference between the interest rates on the loans (giving consideration to the cost of any refinancing) and prevailing interest rates generally. In general, if interest rates fall below the interest rates on the

Financed Eligible Loans, the rate of prepayment would be expected to increase. Conversely, if interest rates rise above the interest rates on the Financed Eligible Loans, the rate of prepayment would be expected to decrease. The Issuer does not have available sufficient prepayment information on Financed Eligible Loans similar to those to be included in the Trust Estate to estimate the rate of prepayment with respect to the Financed Eligible Loans in the Financed Eligible Loans portfolio. Other factors affecting prepayment of loans include changes in the borrower's job, transfers, unemployment and servicing decisions, and refinancing opportunities which may provide more favorable repayment terms such as those offered under various consolidation loan programs, including the federal direct consolidation loan programs. In addition, the rate of the payments of principal on the Notes will be directly related to the actual amortization schedule of the Financed Eligible Loans. See "Risk Factors--Changes in Legislation" herein.

     The rate of principal payments on the Notes, the amount of principal and interest payments on the Notes and the yield to maturity of the Notes will be directly related to the rate of payments of principal on the Financed Eligible Loans. The timing of changes in the rate of prepayments may significantly affect an investor's actual yield to maturity, even if the average rate of principal prepayments is consistent with an investor's expectations. In general, the earlier a prepayment of principal of a Financed Eligible Loan, the greater the effect on an investor's yield to maturity. The effect on an investor's yield as a result of principal payments occurring at a rate higher (or lower) than the rate anticipated by the investor during the period immediately following the issuance of the Offered Notes will not be offset by a subsequent like reduction (or increase) in the rate of principal payments. See "Weighted Average Life of the Notes" herein.

PRINCIPAL BALANCE OF NOTES MAY EXCEED
AGGREGATE PRINCIPAL BALANCE OF FINANCED
ELIGIBLE LOANS

     As may be specified with respect to a Series in the related Prospectus Supplement, on the Date of Issuance of such Series, the aggregate initial principal amount of the Notes, together with all other Notes outstanding, may be greater than the sum of the aggregate principal balance of the Financed Eligible Loans and other assets on deposit in the Funds and Accounts in the Trust Estate as of the Cutoff Date with respect thereto. Each Financed Eligible Loan with respect to such Series may be purchased by the Issuer for an amount greater than the principal balance thereof (including any accrued interest thereon expected to be capitalized upon repayment) as of such Cutoff Date. In addition, under the existing Loan Purchase Agreements with Union Bank each Eligible Loan acquired during the recycling period with respect thereto will be purchased by the Issuer for an amount greater than the principal balance thereof (including any accrued interest thereon expected to be capitalized upon repayment) as of the related Cutoff Date. As a result, if an Event of Default should occur under the Indenture and the Financed Eligible Loans were liquidated at a time when the outstanding principal amount of such Notes exceeded the aggregate principal balance of the Financed Eligible Loans and other assets on deposit in the Funds and Accounts in the Trust Estate, unless such Financed Eligible Loans are liquidated at a premium, Noteholders may suffer a loss as a result thereof. However, in the absence of any such default, any excess Note principal balance is expected to be reduced from interest payments received on the Financed Eligible Loans.

UNSECURED NATURE OF FINANCED ELIGIBLE LOANS;
FINANCIAL STATUS OF GUARANTEE AGENCIES

     The Higher Education Act requires all Financed Eligible Loans to be unsecured. As a result, the only security for payment of the Financed Eligible Loans are the Guarantee Agreements between the Trustee and each Guarantee Agency. A deterioration in the financial status of the Guarantee Agencies and their ability to honor guarantee claims with respect to the Financed Eligible Loans could result in a delay in making or a failure to make Guarantee Payments to the Trustee. One of the primary causes of a possible deterioration in a Guarantee Agency's financial status is directly related to the amount and percentage of defaulting Financed Eligible Loans guaranteed by a Guarantee Agency. Moreover, with respect to Eligible Loans, to the extent that the Department pays reimbursement claims submitted by a Guarantee Agency for any fiscal year exceeding certain specified levels, the Department's obligation to reimburse the Guarantee
Agency for losses will be reduced on a sliding scale from a maximum of 98% to a minimum of 78% of Guarantee Agency payments. Under Section 432(o) of the Act, if the Department has determined that a Guarantee Agency is unable to meet its guarantee obligations, the loan holder may submit claims directly to the Department and the Department is required to pay the full guaranty claim amount due with respect thereto in accordance with guaranty claim processing standards no more stringent than those of the Guarantee Agency. See "Description of the Federal Family Education Loan Program" herein.

CHANGES IN LEGISLATION

     There can be no assurance that the Higher Education Act or other relevant federal or state laws, rules and regulations and the programs implemented thereunder will not be amended or modified in the future in a matter that will adversely impact the programs described herein and the loans made thereunder, including the Financed Eligible Loans, or the Guarantee Agencies. In addition, existing legislation and future measures to reduce the federal budget deficit may adversely affect the amount and nature of federal financial assistance available with respect to these programs. In recent years, federal budget legislation has provided for the recovery of certain funds held by guarantee agencies in order to achieve reductions in federal spending. There can be no assurance that future federal budget legislation or administrative actions will not adversely effect expenditures by the Department, the Secretary or the financial condition of the Guarantee Agencies.

     Under the Omnibus Budget Conciliation Act of 1993, Congress made a number of changes that may adversely affect the financial condition of the Guarantee Agencies, including reducing to 98% the maximum percentage of Guarantee payments the Department will reimburse for loans first disbursed on or after October 1, 1993, reducing substantially the premiums and default collections that Guarantee Agencies are entitled to receive and/or retain and giving the Department broad powers over Guarantee Agencies and their reserves. These powers include the authority to require a Guarantee Agency to return all reserve funds to the Department if the Department determines such action is necessary to ensure an orderly termination of such Guarantee Agency, to serve the best interests of the federal programs or to ensure the proper maintenance of such Guarantee Agency's funds or assets. The Department is also now authorized to direct a Guarantee Agency to return a portion of its reserve funds which the Department determines is unnecessary to pay the program expenses and contingent liabilities of such Guarantee Agency and/or to cease any activities involving the use of such Guarantee Agency's reserve funds or assets which the Department determines is a misapplication or otherwise improper. The Department may also terminate the reinsurance agreement of a Guarantee Agency if the Department determines that such action is necessary to protect the federal fiscal interest or to ensure an orderly transition to full implementation of direct federal lending. In such event, however, the Department is required to assume the functions of such Guarantee Agency as described herein in "Description of the Federal Family Education Loan Program" herein. These various changes create a significant risk that the resources available to the Guarantee Agencies to meet their guarantee obligations will be significantly reduced. IN ADDITION, THIS LEGISLATION GREATLY EXPANDS THE FEDERAL DIRECT STUDENT LOAN PROGRAM VOLUME TO A TARGET OF APPROXIMATELY 60% OF STUDENT LOAN DEMAND IN ACADEMIC YEAR 1998-1999, WHICH COULD RESULT IN

INCREASING REDUCTIONS IN THE VOLUME OF LOANS MADE UNDER THE FEDERAL PROGRAM. AS THE FEDERAL DIRECT STUDENT LOAN PROGRAM EXPANDS, THE SERVICER MAY EXPERIENCE INCREASED COSTS DUE TO REDUCED ECONOMIES OF SCALE TO THE EXTENT THE VOLUME OF NEW LOANS SERVICED BY THE SERVICER IS REDUCED. SUCH COST INCREASES COULD AFFECT THE ABILITY OF THE SERVICER TO SATISFY ITS OBLIGATIONS TO SERVICE THE FINANCED ELIGIBLE LOANS OR TO PURCHASE FINANCED ELIGIBLE LOANS IN THE EVENT OF CERTAIN BREACHES OF COVENANTS. SEE "RISK FACTORS--RELIANCE UPON SELLERS" AND "--THE FINANCED ELIGIBLE LOANS AND THE STUDENT LOAN FUND" HEREIN. Such volume reductions could further reduce revenues received by the Guarantee Agencies available to pay claims on defaulted Eligible Loans. Finally, the level of competition currently in existence in the secondary market for loans made under the federal programs could be reduced, resulting in fewer potential buyers of the Eligible Loans and lower prices available in the secondary market for those loans. Further, the Department is implementing a direct consolidation loan program, which program may further reduce the volume of loans made under the federal programs. See "Description of the Federal Family Education Loan Program" herein.

THE FINANCED ELIGIBLE LOANS
AND THE STUDENT LOAN FUND

     The Issuer has previously acquired or will acquire Financed Eligible Loans with the funds on deposit in the Student Loan Fund. Any conveyance of additional Eligible Loans is subject to the following conditions, among others:
(a) each such additional Eligible Loan must satisfy the eligibility criteria specified in the applicable Student Loan Purchase Agreement, and (b) with respect to Financed Eligible Loans acquired on the Scheduled Sale Date and other dates of acquisition, the additional Financed Eligible Loans, as of the applicable Cutoff Date, together with the Financed Eligible Loans previously added to the portfolio, as of the respective Cutoff Date, must meet certain pool characteristics set forth in the Student Loan Purchase Agreement. See "Seller Representations and Warranties--Representations and Warranties--Portfolio Characteristics" and "--Representations and Warranties--Eligible Loans" herein.

     Unless otherwise specified with respect to a Series in the related Prospectus Supplement, to the extent that amounts on deposit in the Loan Account designated with respect to a Series of the Student Loan Fund have not been fully applied to the acquisition of additional Eligible Loans by the date specified in the related Prospectus Supplement, the Registered Owners of such Notes will receive as a prepayment of principal, in the priorities described herein or in the related Prospectus Supplement, an amount equal to the amount remaining in the Loan Account designated with respect to a Series of the Student Loan Fund on the respective Interest Payment Dates on or next succeeding the date specified in the related Prospectus Supplement, with respect to the Senior Notes of such Series, and the date specified in the related Prospectus Supplement with respect to the Subordinate Notes and the Junior-Subordinate Notes of such Series, after all such Senior Notes have been redeemed. The Issuer expects that the amount of the additional Eligible Loans to be acquired with respect to any Series will approximate 100% of the amount deposited in the Loan Account designated with respect to a Series of the Student Loan Fund in the related Prospectus Supplement.

ISSUANCE OF ADDITIONAL NOTES

     The Issuer may, pursuant to the provisions of the Indenture, authenticate and deliver from time to time Additional Notes secured by the Trust Estate on a parity with or subordinate to any of the Senior Notes and senior to, on a parity with or subordinate to the Subordinate Notes, as determined by the Issuer; provided, however, that any such Additional Notes shall be issued pursuant to a Supplemental Indenture, without the consent or approval of the Registered Owners of any Notes then Outstanding, but with, among other things, written evidence from each Rating Agency then rating any Outstanding Notes that such rating or ratings will not be reduced or withdrawn as a result of the issuance of the proposed Additional Notes.
See "Additional Notes" herein.

MATURITY AND PREPAYMENT ASSUMPTIONS

     Financed Eligible Loans may be prepaid by the borrowers at any time. (For this purpose the term "prepayments" includes prepayments in full or in part (including pursuant to Consolidation Loans) and liquidations due to default (including receipt of Guarantee payments).) In addition, under certain circumstances, a Seller will be obligated to repurchase, or the Servicer will be obligated to purchase, Financed Eligible Loans from the Trust Estate pursuant to the respective Student Loan Purchase Agreement as a result of breaches of their respective representations, warranties or covenants. Moreover, to the extent borrowers of Financed Eligible Loans elect to borrow money through Consolidation Loans with respect to such Financed Eligible Loans from a Seller or from another lender, Registered Owners of the Notes will collectively receive as a prepayment of principal the aggregate principal amount of such Financed Eligible Loans. There can be no assurance that borrowers with respect to the Financed Eligible Loans will not seek to obtain Consolidation Loans with respect to such Financed Eligible Loans. See "Risk Factors--Changes in Legislation" herein.

     Scheduled payments with respect to, and maturities of, the Financed Eligible Loans may be extended, including pursuant to the applicable Deferral Phase and certain other grace periods authorized by the Higher Education Act ("Grace Periods") and, under certain circumstances, periods of forbearance ("Forbearance Periods") or as a result of refinancings through Consolidation Loans having longer maturities, which may lengthen the remaining term of the Financed Eligible Loans and the average life of each Class of Notes. Any reinvestment risks resulting from a faster or slower incidence of prepayment of Financed Eligible Loans will be borne entirely by the Registered Owners.

BASIS RISK

     The interest rate with respect to the Notes of various Classes may fluctuate from one interest period to another in response to changes in LIBOR or Treasury security rates (the "Index Rates") described in a Prospectus Supplement. The Issuer can make no representation as to what the Index Rates may be in the future. In addition, the Financed Eligible Loans bear interest at the rates (the "Loan Rates") described herein under "Description of the Federal Family Education Loan Program." To the extent that the Loan Rates decrease or do not increase as fast as the Index Rates, the interest rates with respect to certain Senior Notes, Subordinate Notes or Junior-Subordinate Notes may be limited to the weighted average rate received on the Financed Eligible Loans or may be deferred to future periods. Further, if there is a decline in the Loan Rates, the amount of funds representing interest deposited into the Trust Estate may be reduced and, even if there is a similar reduction in the variable Index Rates applicable to any Series, there may not necessarily be a similar reduction in the other amounts required to be funded out of such funds (such as certain administrative expenses), causing such amounts to be deferred to future periods. There can be no assurances given that sufficient funds will be available in future periods to make up for any shortfalls in the current payments of Index Rates or expenses of the Trust Estate.

CERTAIN LEGAL ASPECTS

     Each Seller will intend that the transfers of Financed Eligible Loans by it to the Issuer under the respective Student Loan Purchase Agreement constitute valid sales and assignments of such Financed Eligible Loans. In the event of insolvency of such Seller, however, its affairs, if a bank, might become subject to Federal Deposit Insurance Corporation ("FDIC") receivership. In such case, the FDIC, as a receiver, or a court could treat the transfer of the Financed Eligible Loans to the Issuer as an assignment of collateral as security for the benefit of the Issuer as a creditor of such Seller. If the transfer of the Financed Eligible Loans to the Issuer is deemed to create a security interest therein, a tax or government lien on property of such Seller arising before the Financed Eligible Loans were transferred may have priority over the Issuer's interest in such Financed Eligible Loans. If such Seller becomes subject to receivership, to the extent that the transfer of the Financed Eligible Loans is deemed to create a security interest, and that such interest was validly perfected before such Seller's insolvency and was not taken in contemplation of insolvency or with the intent to hinder, delay or defraud such Seller or its creditors, such security interest should not be subject to avoidance and payments to the Issuer or its assignees with respect to the Financed Eligible Loans should not be subject to recovery by such Seller's creditors. The Issuer has received an opinion of counsel, subject to the assumptions and limitations set forth therein, that the provisions of the Indenture and the Custodial Agreement and the actions required thereunder in connection with the acquisition of Financed Eligible Loans are sufficient to create both a perfected security interest in favor of the Trustee against any such Seller in the Financed Eligible Loans, if the transfer of Financed Eligible Loans by such Seller to the Issuer is considered as an assignment of collateral as security for an obligation, which interest is prior to that of any creditor of such Seller, as well as a perfected security interest in favor of the Trustee against the Issuer in the Financed Eligible Loans, which interest is prior to that of any other creditor of the Issuer. No assurance can be given, however, that delays in receipt of funds with respect to the Financed Eligible Loans will not occur in such circumstances. Moreover, no assurance can be given that the FDIC would not seek to effect the release of the Financed Eligible Loans to it, as receiver, by accelerating such Seller's "debt" and repaying the outstanding amount thereof. See "Risk Factors--Reliance Upon Seller" and "--Perfection of Security Interest in Financed Eligible Loans" herein.

     With respect to a Seller that is not a bank or an insurance company, the Issuer will structure the sale of the Financed Eligible Loans of such Seller to the Issuer as a "true sale" for purposes of any voluntary or involuntary petition for relief under the United States Bankruptcy Code or any similar applicable federal or state law of such Seller (an "Insolvency Proceeding"), such that upon the occurrence of any such Insolvency Proceeding, such Financed Eligible Loans would not be consolidated into the bankruptcy estate of such Seller. No assurance can be given, however, that such a consolidation would not occur. A court might, however, treat the sale as an assignment of collateral with respect to the Financed Eligible Loans as security for the benefit of the Noteholders. If such sale is deemed to create a security interest in the Financed Eligible Loans, a tax or governmental lien on property of such Seller arising before the Financed Eligible Loans came into existence may have priority over the Trustee's interest in such loans. If the Seller becomes subject to an Insolvency Proceeding, to the extent that the transfer of the Financed Eligible Loans is deemed to create a security interest and that interest was validly perfected before such Seller's insolvency or bankruptcy and was not taken in contemplation of insolvency or bankruptcy or with the intent to hinder, delay or defraud such Seller or its creditors, such security interest should not be subject to avoidance, and payments to the Trustee with respect to the Financed Eligible Loans should not be subject to recovery by such Seller's creditors. No assurance can be given, however, that delays in receipt of funds with respect to the Financed Eligible Loans of such Seller will not occur in such circumstances. See "Risk Factors--Reliance Upon Seller" and "--Perfection of Security Interest in Financed Eligible Loans" herein.

     Numerous federal and state consumer protection laws and related regulations impose substantial requirements upon lenders and servicers involved in consumer finance. Also, some state laws impose finance charge ceilings and other restrictions on certain consumer transactions and require contract disclosures in addition to those required under federal law. These state laws are, however, to a large part, preempted by the Higher Education Act.

BOOK-ENTRY REGISTRATION

     Unless otherwise specified with respect to a Series in the related Prospectus Supplement, it is expected that each Class of Notes of any Series will be initially represented by one or more certificates registered in the name of Cede & Co., the nominee for DTC, and will not be registered in the names of the holders of such Notes or their nominees. Because of this, unless and until definitive securities are issued, holders of such Notes will not be recognized by the Trustee as "Registered Owners" (as such terms are used in the Indenture). Hence, until definitive securities are issued, holders of such Series of Notes will only be able to exercise the rights of Registered Owners indirectly through DTC and its participating organizations. See "Book Entry Registration" herein.

REPURCHASE OF FINANCED ELIGIBLE LOANS

     Upon the occurrence of a breach of representations and warranties with respect to a Financed Eligible Loan, the respective Seller is obligated to repurchase the related Financed Eligible Loan from the Issuer. If such Seller were to become insolvent or otherwise be unable to repurchase such Financed Eligible Loan, it is unlikely that a repurchase of such Financed Eligible Loan from the Issuer would occur. The failure of such Seller to repurchase a Financed Eligible Loan would constitute a breach of the respective Student Loan Purchase Agreement, enforceable by the Trustee on behalf of the Registered Owners, but would not constitute an Event of Default under the Indenture or permit the exercise of remedies thereunder. See "Risk Factors--Reliance Upon Sellers," "Seller Representations and Warranties" and "The Issuer's Student Loan Purchase Program" herein.

RATINGS OF THE NOTES

     It is a condition to issuance of the Notes that they be rated as indicated under the caption "Summary of the Offering--Ratings" in the related Prospectus Supplement. Ratings are based primarily on the credit underlying the Financed Eligible Loans, the level of subordination, the amount of credit enhancement and the legal structure of the transaction. The ratings are not a recommendation to purchase, hold or sell any Class of Notes inasmuch as such ratings do not comment as to the market price or suitability for a particular investor. There can be no assurance as to whether any additional rating agency will rate the Notes, or if it does, that the rating that would be assigned by any such other rating agency would be equivalent to the initial rating described in the related Prospectus Supplement. There is no assurance that the ratings will remain for any given period of time or that ratings will not be lowered or withdrawn by any Rating Agency if in such Rating Agency's judgment circumstances so warrant.

GLOSSARY OF TERMS

     There follows definitions of certain capitalized terms used in this Prospectus. Words importing the masculine gender include the feminine gender. Words importing persons include firms, associations and corporations. Words importing the singular number include the plural number and vice versa. The Indenture contains the definition of certain terms not included herein and reference is made thereto for such definitions. The following definitions shall be applicable with respect to each Series unless otherwise specified in the related Prospectus Supplement.

     "ACCOUNT" shall mean any of the accounts created and established within any Fund by the Indenture.

     "ADDITIONAL NOTES" shall mean any notes, other than the Offered Notes, the Prior Class A Notes and the Prior Class B Notes, issued pursuant to the Indenture.

     "AGGREGATE MARKET VALUE" shall mean on any calculation date the sum of the Values of all assets of the Trust Estate, less moneys in any Fund or Account which the Issuer is then entitled to receive for deposit into the Operating Fund or the General Fund but which has not yet been removed from the Trust Estate.

     "AUTHORIZED DENOMINATIONS" shall mean with respect to any Class or subclass of Notes, $100,000 or any integral multiple thereof.

     "AUTHORIZED OFFICER" shall mean, when used with reference to the Issuer, its President, its Vice President, its Secretary, or any other officer or agent authorized in writing by the Board to act on behalf of the Issuer.

     "BOARD" or "BOARD OF DIRECTORS" shall mean the Board of Directors of the Issuer.

     "BUSINESS DAY" shall mean any day on which banks located in the City of New York, New York and banks located in the city in which the Principal Office of the Trustee is located are not required or authorized by law to remain closed and on which The New York Stock Exchange is not closed.

     "CASH FLOW CERTIFICATE" shall mean a report or reports prepared by the Issuer showing, with respect to the period covered by the Cash Flow Certificate, which period shall extend from the date of the Cash Flow Certificate to the latest maturity of the Notes then Outstanding, (a) all Revenue expected to be received during such period from the Trust Estate, (b) the application of all such Revenue in accordance with the Indenture and (c) the resulting periodic balances on each Interest Payment Date, and showing that anticipated Revenue will exceed, by a margin of $250,000 plus any additional amount, if any, required by any Supplemental Indenture, the amount necessary to pay the principal of and interest on the Notes when due and all expenses payable under the Indenture when due and to maintain the Reserve Fund Requirement at a level which will not cause the Rating Agencies to withdraw or reduce their respective ratings on the Notes Outstanding, under all scenarios included in the Cash Flows. Each Cash Flow Certificate shall be accompanied by all supporting Cash Flows, shall be based solely upon assumptions acceptable to each Rating Agency and shall be approved in writing by each Rating Agency.

     "CASH FLOWS" shall mean cash flow schedules prepared by the Issuer or its designee including a listing of all assumptions used in the preparation of such cash flow schedules. Such assumptions will include those contained in Exhibits E-1 and E-2 to the Indenture or such other assumptions at the time such Cash Flows are prepared as shall be reasonable in the judgment of the Issuer and each Rating Agency.

     "CERTIFICATE OF INSURANCE" shall mean a certificate of federal loan insurance issued with respect to an Eligible Loan by the Secretary pursuant to the provisions of the Act.

     "CLASS A NOTES" shall mean the Issuer's Taxable Student Loan Asset-Backed Notes issued pursuant to the Indenture and designated as Class A.

     "CLASS A-1 NOTES" shall mean, with respect to the Series 1996A Notes, the $48,300,000 of Class A Notes designated as Class A-1.

     "CLASS A-2 NOTES" shall mean, with respect to the Series 1996A Notes, the $48,300,000 of Class A Notes designated as Class A-2.

     "CLASS A-3 NOTES" shall mean, with respect to the Series 1996B Notes, the $73,700,000 of Class A Notes designated as Class A-3.

     "CLASS A-4 NOTES" shall mean, with respect to the Series 1996B Notes, the $54,300,000 of Class A Notes designated as Class A-4.

     "CLASS B NOTES" shall mean the Issuer's Taxable Student Loan Asset-Backed Notes issued pursuant to the Indenture and designated as Class B.

     "CLASS B-2 NOTES" shall mean the Issuer's Taxable Student Loan Asset-Backed Notes issued pursuant to the Indenture and designated as Class B-2.

     "CLOSING CASH FLOW PROJECTION" shall mean the Cash Flow Certificate delivered on the Date of Issuance with respect to any Series as attached to the Indenture as Exhibit F-2.

     "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time. Each reference to a section of the Code herein shall be deemed to include the United States Treasury Regulations, including temporary and proposed regulations, relating to such section which are applicable to the Notes of the use of the proceeds thereof. A reference to any specific section of the Code shall be deemed also to be a reference to the comparable provisions of any enactment which supersedes or replaces the Code thereunder from time to time.

     "COMPLIANCE CERTIFICATE" shall mean a certificate substantially in the form of Exhibit D attached to the Indenture signed by an Authorized Officer and all documents, opinions and certificates required thereby.

     "CONSOLIDATION LOAN" shall mean a Student Loan authorized under Section 428C of the Higher Education Act consolidating Eligible Loans.

     "CONTRACT OF INSURANCE" shall mean the contract of insurance between the Eligible Lender and the Secretary.

     "COST OF ISSUANCE FUND" shall mean the Fund by that name created in the Indenture and further described in the Indenture.

     "CUSTODIAN AGREEMENT" shall mean, collectively, the Custodian Agreement dated as of March 1, 1996, between the Trustee and the Custodian, and the custodian agreements with any Servicer related to Financed Eligible Loans.

     "CUTOFF DATE" shall mean, with respect to the Date of Issuance with respect to any Series, the date specified in the related Prospectus Supplement and with respect to each Scheduled Sale Date or other date of acquisition thereafter, the close of business on the Business Day preceding such Scheduled Sale Date or date of acquisition, as the case may be.

     "DATE OF ISSUANCE" shall mean, with respect to any Offered Notes or Additional Notes, the date of delivery of such Offered Notes or Additional Notes to the placement agent or the underwriter.

     "ELIGIBLE BORROWER" shall mean a borrower who is eligible under the Higher Education Act to be the obligor of a loan for financing a program of education at an Eligible Institution or for consolidating two or more such loans, including without limitation a borrower who is eligible under the Higher Education Act to be an obligor of a loan made pursuant to Section 428A, 428B or 428C of the Act.

     "ELIGIBLE INSTITUTION" shall mean (a) an institution of higher education;
(b) a vocational school; or (c), with respect to students who are nationals of the United States, an institution outside the United States which is comparable to an institution of higher education or to a vocational school and which has been approved by the Secretary.

     "ELIGIBLE LENDER" shall mean any "ELIGIBLE LENDER," as defined in the Act, permitted to participate as a seller of Student Loans to the Issuer under the Program and which has received an eligible lender designation from the Secretary with respect to Insured Student Loans or from the Guarantee Agency with respect to Guaranteed Student Loans.

     "ELIGIBLE LOAN" shall mean a Student Loan which (a) has been or will be made to an Eligible Borrower; (b) is Insured or is Guaranteed by a Guarantee Agency which then has a Guarantee Agreement with the Trustee; (c) unless it is an Unsubsidized Stafford Loan, a PLUS Loan or an SLS Loan or a Consolidation Loan, is an "eligible loan" under the Higher Education Act for purposes of receiving Interest Benefit Payments; (d) bears interest at not less than the maximum applicable rate of interest permitted by the Higher Education Act at the time originated; (e) is not delinquent more than 180 days and has not been tendered at any time to either the Secretary or any guarantee agency, including without limitation, the Guarantee Agency, for payment unless the situation giving rise to such tender has been cured; and (f) is eligible for Special Allowance Payments as provided in Section 438 of the Act.

     "ESTIMATED AMOUNT" shall mean the amount which the Issuer estimates will be required to pay Maintenance and Operating Expenses (including accrued but unpaid Maintenance and Operating Expenses) for the period beginning on the Date of Issuance of the Series 1996A Notes and ending on June 30, 1996, and thereafter for the monthly period beginning on the first Business Day of each month, commencing July 1, 1996. The Estimated Amount shall be paid pursuant to the Indenture; provided, however, such Estimated Amount shall not exceed (i) the amount shown therefor in the Closing Cash Flow Projection, (ii) 0.12% annualized on the Outstanding Financial Eligible Loans or (iii) the amount shown in the most recent subsequent Cash Flow Certificate.

     "EVENT OF BANKRUPTCY" shall mean (a) the Issuer shall have commenced a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or any substantial part of its property, or shall have made a general assignment for the benefit of creditors, or shall have declared a moratorium with respect to its debts or shall have failed generally to pay its debts as they become due, or shall have taken any action to authorize any of the foregoing; or (b) an involuntary case or other proceeding shall have been commenced against the Issuer seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or any substantial part of its property provided such action or proceeding is not dismissed within 60 days.

     "EVENT OF DEFAULT" shall have the meaning specified in the Indenture.

     "EXCHANGE DATE" shall mean the date that the Notes are exchanged for Exchange Notes pursuant to the Indenture.

     "EXCHANGE NOTES" shall mean the Notes exchanged for the Series 1996A Notes and the Series 1996B Notes pursuant to the Indenture.

     "FEDERAL REIMBURSEMENT CONTRACTS" shall mean the agreements between the Guarantee Agency and the Secretary providing for the payment by the Secretary of amounts authorized to be paid pursuant to the Act, including (but not necessarily limited to) reimbursement of amounts paid or payable upon defaulted Financed Eligible Loans and other Student Loans Guaranteed or Insured by the Guarantee Agency and Interest Benefit Payments and Special Allowance Payments to holders of qualifying Student Loans Guaranteed or Insured by the Guarantee Agency.

     "FINANCED" or "FINANCING," when used with respect to Eligible Loans or Student Loans, shall mean or refer to Eligible Loans or Student Loans, as the case may be, (i) acquired by the Issuer with balances in the Student Loan Fund and (ii) Eligible Loans substituted or exchanged for Financed Eligible Loans or Financed Eligible Loans, but does not include Student Loans or Eligible Loans released from the lien of the Indenture and sold or transferred, to the extent permitted by the Indenture.

     "FISCAL YEAR" shall mean the fiscal year of the Issuer as established from time to time.

     "FISL PROGRAM" shall mean the federal loan insurance program created under the Act, whereby the Secretary directly insures the repayment of 100% of the principal of and accrued interest on student loans under the Act.

     "FITCH" shall mean Fitch Investors Service, L.P., and its successors and assigns, and, for the purposes of the Auction Procedures, if such corporation shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, "Fitch" shall be deemed to relate to any other nationally recognized securities rating agency designated by the Issuer by notice to the Trustee, the Auction Agent and the Broker-Dealers; provided, however, that such notice shall not be effective unless accompanied by a consent of a majority of the Broker-Dealers.

     "FUNDS" shall mean the following funds created under Section 5.01 of the Indenture and held by the Trustee: (a) the Student Loan Fund, including therein the Series 1996 Loan Account, the Series

1996 Note Account, the Series 1996 Recycling Account and any other Loan Account and Recycling Account designated with respect to a Series, (b) the Revenue Fund, (c) the Reserve Fund, (d) the Interest Fund, including therein the Senior Interest Account, the Subordinate Interest Account and the Junior-Subordinate Interest Account, if any, (e) the Note Redemption Fund, including therein the Senior Note Redemption Account, the Subordinate Note Redemption Account and the Junior-Subordinate Note Redemption Account, if any, (f) the Student Loan Holding Fund and (g) the Cost of Issuance Fund.

     "GENERAL FUND" shall mean the fund by that name described in the Indenture.

     "GUARANTEE" or "GUARANTEED" shall mean with respect to a Student Loan, the insurance or guarantee by the Guarantee Agency pursuant to such Guarantee Agency's Guarantee Agreement of not less than 98% of the principal of and accrued interest on such Student Loan and the coverage of such Student Loan by the Federal Reimbursement Contracts, providing, among other things, for reimbursement to the Guarantee Agency for payments made by it on defaulted Student Loans insured or guaranteed by the Guarantee Agency of at least the minimum reimbursement allowed by the Federal Reinsurance Contracts and the Higher Education Act with respect to a particular Student Loan.

     "GUARANTEE AGENCY" shall mean (a) United Student Aid Funds, Inc., (b) Iowa College Student Aid Commission, (c) Oklahoma State Guaranty Agency, (d) Nebraska Student Loan Program, Inc. (e) Kentucky Higher Education Assistance Authority,
(f) Colorado Student Loan Program, (g) Northstar Guarantee Inc. and (h) and any other guarantee agency so long as the Issuer shall have received written confirmation from each Rating Agency that the designation of such entity as a "Guarantee Agency" hereunder will not, at the time of such designation, adversely affect its Ratings then applicable to any of the Notes, and their respective successors and assigns.

     "GUARANTEE AGREEMENTS" shall mean (a) the Guarantee Agreement, dated as of March 7, 1996, between United Student Aid Funds, Inc. and Norwest Bank Minnesota, National Association as trustee, (b) the Guarantee Agreement, dated as of February 23, 1996, between Iowa College Student Aid Commission and Norwest Bank Minnesota, National Association, as trustee, (c) the Guarantee Agreement, dated as of March 7, 1996, between Oklahoma State Guaranty Agency and Norwest Bank Minnesota, National Association, as trustee, (d) the Guarantee Agreement, dated as of May 1, 1996, between Nebraska Student Loan Program, Inc. and Norwest Bank Minnesota, National Association, as trustee, (e) the Guarantee Agreement, dated as of June 12, 1996, between Kentucky Higher Education Assistance Authority and Norwest Bank Minnesota, National Association, as trustee, (f) the Lender Program Participation Agreement, dated as of September 24, 1996, between Colorado Student Loan Program and Norwest Bank Minnesota, National Association, as trustee, (g) the Lender Agreement dated as of September 26, 1996, between Northstar Guarantee Inc. and Norwest Bank Minnesota, National Association, as trustee (h) any similar guarantee or lender agreement with any other Guarantee Agency, and (i) any amendments to the foregoing.

     "GUARANTEED STUDENT LOAN" shall mean a Student Loan which is Guaranteed or Insured.

     "GUARANTEED STUDENT LOAN PROGRAM" shall mean the program known as the Federal Family Education Loan Program which makes low interest loans under the Higher Education Act available to pay the costs of a student attending post-secondary schools, whether under the Guarantee Agency program or the FISL Program.

     "HIGHER EDUCATION ACT" shall mean the Higher Education Act of 1965, as amended or supplemented from time to time, or any successor federal act and all regulations, directives, bulletins, and guidelines proposed or promulgated from time to time thereunder.

     "HOLD ORDER" shall have the meaning set forth in the Indenture.

     "IMMEDIATE NOTICE" shall mean notice by telephone, telex or telecopier to such address as the addressee shall have directed in writing, promptly followed by written notice by first class mail, postage prepaid; provided, however, that if any person required to give Immediate Notice shall not have been provided with the necessary information as to the telephone, telex or telecopier number of an addressee, Immediate Notice shall mean written notice by first class mail, postage prepaid.

     "INDENTURE" shall mean the Second Amended and Restated Indenture of Trust dated as of November 1, 1996, including all supplements and amendments thereto.

     "INSURANCE," "INSURED" or "INSURING" shall mean, with respect to a Student Loan, insurance by the Secretary under the Higher Education Act (as evidenced by a Contract of Insurance issued or entered into under the provisions of the Act) of the maximum percentage of the principal of such Student Loan allowed by the Act, and, during such time as such Student Loan is not entitled to Interest Benefit Payments, the interest on such Student Loan.

     "INTEREST BENEFIT PAYMENT" shall mean an interest payment on Student Loans received pursuant to the Interest Benefits Agreement.

     "INTEREST BENEFITS AGREEMENT" shall mean the agreement between the Guarantee Agency and the Secretary whereby the Secretary agrees to pay to holders of Student Loans Guaranteed by the Guarantee Agency the portion of the interest charges on such loans which students are entitled to have paid on their behalf pursuant to Sections 428(a)(1) and 428(a)(2) of the Act.

     "INTEREST FUND" shall mean the Fund by that name created in the Indenture and further described in the Indenture, including the Senior Interest Account, the Subordinate Interest Account and the Junior-Subordinate Interest Account, if any, created therein.

     "INVESTMENT AGREEMENT" shall mean, collectively, the Investment Agreement dated as of June 19, 1996 by and among the Trustee, the Issuer and Lehman Brothers, Inc. and the Promissory Note dated as of June 19, 1996 between the Issuer and Lehman Brothers Holdings Inc.

     "INVESTMENT SECURITIES" shall mean

          (a) Direct obligations of (including obligations issued or held in book entry form on the books of) the Department of Treasury of the United States of America with remaining maturities not exceeding the first Business Day preceding the next Transfer Date. If not rated by Standard & Poor's, the obligations must have a predetermined fixed dollar principal due at maturity that cannot vary or change. If the obligation is rated, it should not have an "r" highlighter affixed to its rating;

          (b) Obligations of any of the following federal agencies which obligations represent full faith and credit of the United States of America with remaining maturities not exceeding the first Business Day preceding the next Transfer Date, (i) Export - Import Bank; (ii) Farmers Home Administration; (iii) General Services Administration; (iv) Government

     National Mortgage Association (GNMA); (v) U.S. Department of Housing & Urban Development (PHA's); (vi) Federal Housing Administration. If not rated by S&P, the obligations must have a predetermined fixed dollar principal due at maturity that cannot vary or change. If the obligation is rated, it should not have an "r" highlighter affixed to its rating;

          (c) Notes, bonds or other evidences of indebtedness rated "AAA" by Fitch and S&P issued by the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation with remaining maturities not exceeding the first Business Day preceding the next Transfer Date. If not rated by S&P, the obligations must have a predetermined fixed dollar principal due at maturity that cannot vary or change. If the obligation is rated, it should not have an "r" highlighter affixed to its rating;

          (d) U.S. dollar denominated deposit accounts, federal funds and banker's acceptances with domestic commercial banks which have a rating on their short-term debt obligations of "A-1+" by S&P and "F-1+" by Fitch and maturities not exceeding the first Business Day preceding the next Transfer Date. In addition, the instruments should not have an "r" highlighter affixed to the rating and its terms should have a predetermined amount of principal due at maturity that cannot vary or change (Ratings on holding companies are not considered as the rating of the bank);

          (e) Commercial paper which is rated "F-1+" by Fitch and "A-1+" by S&P and maturities not exceeding the first Business Day preceding the next Transfer Date. In addition, the instruments should not have an "r" highlighter affixed to the rating and its terms should have a predetermined amount of principal due at maturity that cannot vary or change;

          (f) Investments in money market funds (i) rated within the two highest rating categories of Fitch and (ii) "AAAm" or "AAAm-G" by S&P;

          (g) With the prior written consent of Fitch and S&P, repurchase agreements with respect to securities of the type described in (a), (b) or
     (c) above, with (i) a registered broker/dealer rated by Fitch and S&P or approved in writing by Fitch and S&P and subject to the Securities Investors' Protection Issuer Liquidation Act in the event of insolvency to the full extent of such repurchase agreement, (ii) a primary dealer rated by Fitch and S&P reporting to and trading with the Federal Reserve Bank of New York, or (iii) any commercial bank, and in the case of clauses (i),
     (ii) and (iii), (x) whose unsecured long-term indebtedness is rated by Fitch and S&P and whose long-term or short-term indebtedness is rated "F-1+" or "AAA" by Fitch and "A-1+" or "AAA" by S&P (dependent upon whether the repurchase agreement is long-term or short-term, respectively) or better by Fitch, or (y) which in the case of clause (iii) is the lead bank of a parent bank holding company whose unsecured long-term indebtedness is rated "AAA" or better by Fitch and S&P, and in the case of either (x) or
     (y), having a combined capital, surplus and undivided profits of not less than $100 million and which repurchase agreement shall provide that:

               (A) the repurchase obligation is collateralized by the securities themselves which shall be held by the Trustee (unless the Trustee is the purchaser under the repurchase agreement) or a third party which is a Federal Reserve Bank or a commercial bank with capital, surplus and undivided profits of not less than $50 million, and the Trustee shall have received written confirmation from such third party that it holds such securities;

               (B) a perfected security interest in favor of the Trustee in the securities has been created under the Uniform Commercial Code or pursuant to the book entry procedures described in 31 C.F.R. 306.1 et seq. or 31 C.F.R. 350.0 et seq., as amended, and any successor regulations thereto; and

               (C) the securities on the date of execution of the repurchase agreement and upon weekly evaluation by the Trustee thereafter have a fair market value of at least 102% of the amount of the repurchase obligation, including both principal and interest;

          (h) With the prior written consent of Fitch and S&P, any investment agreement that has as a counterparty, an institution rated "F-1+" or "AAA" by Fitch and "A-1+" or "AAA" by S&P; and

          (i) The Investment Agreement and any other investment approved in advance in writing by each Rating Agency.

     "ISSUER" shall mean Union Financial Services-1, Inc., a corporation organized and existing under the corporation laws of the State, and any successor to its functions.

     "ISSUER ORDER" shall mean a written order signed in the name of the Issuer by an Authorized Officer.

     "JUNIOR-SUBORDINATE INTEREST ACCOUNT" shall mean the Account by that name created within the Interest Fund by Section 5.01 of the Indenture and further described in the Indenture.

     "JUNIOR-SUBORDINATE NOTE REDEMPTION ACCOUNT" shall mean the Account by that name created within the Note Redemption Fund by the Indenture and further described in the Indenture.

     "JUNIOR-SUBORDINATE NOTES" shall mean Offered Notes or Additional Notes, if any, subordinate to the Subordinate Notes, the principal of and interest on which is paid from the Junior-Subordinate Redemption Account of the Note Redemption Fund and the Junior-Subordinate Interest Account of the Interest Fund, respectively; provided, however, that any series of the Junior-Subordinate Notes need not necessarily be payable on a parity with all other series of the Junior-Subordinate Notes. Any Junior-Subordinate Notes shall be designated by Class "C," "D," "E" or lower alphabetic designation, the higher alphabetic designation ("C" being higher than "D") indicating the more senior series of the Junior-Subordinate Notes.

     "LETTER OF REPRESENTATIONS" means the Letters of Representations among the Securities Depository, the Issuer and the Trustee.

     "LOAN ACCOUNT" shall mean the Account by that name created within the Student Loan Fund by the Indenture designated with respect to each Series and further described in the Indenture.

     "MAINTENANCE AND OPERATING EXPENSES" shall mean the expenses of the Issuer incurred in direct connection with the Program under the Indenture, including attorneys' fees, auditing fees, marketing fees, travel expenses of directors and officers, insurance, taxes, and such other reasonable and necessary expenses which may be incurred directly or indirectly in connection with the operation of the Program under the Indenture and in an annual amount not to exceed the estimated Maintenance and Operating Expenses described in Exhibit E-2 to the Indenture until January 1, 1999, unless otherwise approved by each Rating Agency, and on and after January 1, 1999, an annual amount not to exceed the estimated Maintenance and Operating
Expenses described in a Cash Flow Certificate to be approved by each Rating Agency for a specified period approved by each Rating Agency, but such term shall not include servicing fees and expenses incurred under the Servicing Agreement or the Subservicing Agreement, as the case may be, the Trustee fees and expenses and the Calculation Agent fees and expenses incurred under the Indenture or the Custodian Agreement, the Auction Agent's fees and expenses incurred under the Auction Agent Agreement, any Broker-Dealer Fees and expenses incurred under a Broker-Dealer Agreement or the Rating Agency Fees and expenses incurred under the Indenture.

     "MATURITY" shall mean, when used with respect to any Note, the date on which the principal thereof becomes due and payable as provided herein in the Indenture, whether at its Stated Maturity, by earlier redemption, by declaration of acceleration, or otherwise.

     "NET LOSSES" shall mean the aggregate principal amount of all Financed Eligible Loans which are over 540 days delinquent, less any recoveries of principal received with respect to such Financed Eligible Loans.

     "NOTE COUNSEL" shall mean Kutak Rock, or any other counsel of nationally recognized standing in the field of law relating to notes, selected by the Issuer and reasonably acceptable to the Trustee.

     "NOTE REDEMPTION FUND" shall mean the Fund by that name created in the Indenture and further described in the Indenture, including the Senior Note Redemption Account, the Subordinate Note Redemption Account and the Junior-Subordinate Note Redemption Account created therein.

     "NOTES" shall mean the Private Notes, the Offered Notes and any other Additional Notes.

     "NOTICE OF MANDATORY EXCHANGE" shall mean the notice regarding the exchange of the Notes to be delivered by the Trustee pursuant to the Indenture.

     "NOTIFICATION OF LOAN APPROVAL" shall mean the written notification by the Guarantee Agency with respect to an Eligible Loan evidencing the Guarantee thereof by the Guarantee Agency.

     "OFFERED NOTES" shall mean, with respect to any Series, the Taxable Student Loan Asset-Backed Notes being offered with respect thereto as specified in the related Prospectus Supplement.

     "OPERATING FUND" shall mean the fund by that name continued by and described in the Indenture and under "Security and Sources of Payment for the Notes."

     "OUTSTANDING" shall mean, when used in connection with any Note, a Note which has been executed and delivered pursuant to the Indenture which at such time remains unpaid as to principal or interest, unless provision has been made for such payment pursuant to the Indenture, excluding Notes which have been replaced pursuant to the Indenture.

     "OWNERSHIP INTEREST" means, with respect to any Note, any ownership interest in such Note, including any interest in such Note as the Registered Owner thereof and any other interest therein, whether direct or indirect, legal or beneficial.

     "PARTICIPANT" means a member of, or participant in, the Depository.

     "PERSON" shall mean an individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, or government or agency or political subdivision thereof.

     "PLUS LOAN" or "FEDERAL PLUS LOAN" shall mean a Student Loan authorized under Section 428B of the Act.

     "PRESIDENT" shall mean the President of the Issuer.

     "PRINCIPAL OFFICE" shall mean the principal corporate trust office of the Trustee.

     "PRIOR CLASS A NOTES" shall mean (i) the Issuer's Taxable Student Loan Asset-Backed Notes, Series 1996A Senior Auction Rate issued pursuant to the Indenture in the aggregate principal amount of $96,600,000 and consisting of $48,300,000 of Class 1996 A-1 Notes (Auction Rate Securities-SM- (ARS-SM-)) and $48,300,000 of Class 1996 A-2 Notes (Auction Rate Securities-SM- (ARS-SM-)) and
(ii) the Issuer's Taxable Student Loan Asset-Backed Notes, Series 1996B,
Class 1996B Senior Auction Rate issued pursuant to the Indenture in the aggregate principal amount of $128,000,000 and consisting of $73,700,000 of Class A-3 Notes (Auction Rate Securities-SM- (ARS-SM-)) and $54,300,000 of Class A-4 Notes (Auction Rate Securities-SM- (ARS-SM-)).

     "PRIOR CLASS B NOTES" shall mean (i) the Issuer's Taxable Student Loan Asset-Backed Notes, Series 1996A, Class B Subordinate LIBOR Rate, issued pursuant to the Indenture in the aggregate principal amount of $11,100,000 and
(ii) the Issuer's Taxable Student Loan Asset-Backed Notes, Series 1996B,
Class B-2 Subordinate LIBOR Rate, issued pursuant to the Indenture in the aggregate principal amount of $14,200,000.

     "PRIVATE NOTES" shall mean the Series 1996A Notes and the Series 1996B
Notes.

     "PROGRAM" or "PURCHASE PROGRAM" shall mean the Issuer's Program for the purchase of Eligible Loans from Eligible Lenders in order to increase the supply of money available for new Student Loans, thereby assisting students in obtaining an education at an Eligible Institution.

     "PURCHASE PRICE" shall mean the purchase price for the Financed Eligible Loans described in the respective Student Loan Purchase Agreement.

     "RATING" shall mean one of the rating categories of Fitch, S&P or any other Rating Agency, provided Fitch, S&P or any other Rating Agency, as the case may be, is currently rating the Notes.

     "RATING AGENCY" shall mean, collectively, (a) Fitch and its successors and assigns, (b) S&P and its successors and assigns or (c) or any other Rating Agency requested by the Issuer to maintain a Rating on any of the Notes, but only to the extent such entity is at the time maintaining a Rating on the Notes.

     "RECYCLING ACCOUNT" shall mean the Account by that name created within the Student Loan Fund by the Indenture designated with respect to each Series and further described in the Indenture.

     "REGISTERED OWNER" shall mean the Person in whose name a Note is registered on the Note registration books maintained by the Trustee or, if a Note is registered in the name of a Securities Depository, any other Person with an Ownership Interest.

     "REGULATIONS" shall mean the Regulations promulgated from time to time by the Secretary or the Guarantee Agency.

     "RESERVE FUND" shall mean the Fund by that name created in the Indenture and further described in the Indenture and under "Security and Sources of Payment for the Notes."

     "RESERVE FUND REQUIREMENT" shall mean at any time (a) the greater of an amount equal to 2% of the aggregate principal amount of the Notes then Outstanding or $750,000 plus (b) an amount, if any, required to be on deposit in the Reserve Fund with respect to any Additional Notes pursuant to the Supplemental Indenture authorizing the issuance of such Additional Notes.

     "RESOLUTION" shall mean a resolution duly adopted by the Board.

     "REVENUE" shall mean all principal and interest payments, proceeds, charges and other income received by the Trustee or the Issuer from or on account of any Financed Eligible Loan (including, but not limited to, scheduled, delinquent and advance payments of and any insurance proceeds with respect to, interest, including Interest Benefit Payments, on Financed Eligible Loans and any Special Allowance Payments received by the Issuer or the Trustee with respect to any Financed Eligible Loan) and investment income from all Funds and Accounts, and any proceeds from the sale or other disposition of such Financed Eligible Loans.

     "REVENUE FUND" shall mean the Fund by that name created in the Indenture and further described in the Indenture and under "Security and Sources of Payment for the Notes."

     "S&P" shall mean Standard & Poor's Ratings Services, a Division of The McGraw-Hill Companies, Inc., its successors and assigns, and, for the purposes of the Auction Procedures, if such corporation shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, "S&P" shall be deemed to relate to any other nationally recognized securities rating agency designated by the Issuer by notice to the Trustee, the Auction Agent and the Broker-Dealers; provided, however, that such notice shall not be effective unless accompanied by a consent of a majority of the Broker-Dealers.

     "SECRETARY" shall mean the Secretary of the United States Department of Education or any successor to the pertinent functions thereof, under the Higher Education Act or when the context so requires, the former Commissioner of Education of the United States Department of Health, Education and Welfare.

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "SECURITIES DEPOSITORY" shall mean The Depository Trust Company and its successors and assigns or if, (i) the then Securities Depository resigns from its functions as depository of the Notes or (ii) the Issuer discontinues use of the Securities Depository pursuant to Section 2.01(d) of the Indenture, any other securities depository which agrees to follow the procedures required to be followed by a securities depository in connection with the Notes and which is selected by the Issuer with the consent of the Trustee.

     "SECURITIES EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

     "SELLER" shall mean an Eligible Lender from which the Issuer is purchasing or has purchased or agreed to purchase Eligible Loans pursuant to a Student Loan Purchase Agreement between the Issuer and such Eligible Lender; provided, however, that any Seller, other than Union Bank and Trust Company, shall be approved in writing by each Rating Agency.

     "SENIOR NOTE REDEMPTION ACCOUNT" shall mean the Account by that name created within the Note Redemption Fund by Section 5.01 of the Indenture and further described in the Indenture.

     "SENIOR NOTES" shall mean the Prior Class A Notes and any Offered Notes or Additional Notes secured on a parity with the Prior Class A Notes, the principal of and interest on which is paid from the Senior Note Redemption Account of the Note Redemption Fund and the Senior Interest Account of the Interest Fund, respectively.

     "SENIOR INTEREST ACCOUNT" shall mean the Account by that name created within the Interest Fund by the Indenture and further described in the Indenture and under "Security and Sources of Payment for the Notes."

     "SERIES 1996 NOTE ACCOUNT" shall mean the Account by that name created within the Student Loan Fund by the Indenture and further described in the Indenture and under "Security and Sources of Payment for the Notes."

     "SERIES 1996A NOTES" shall mean the Union Financial Services-1, Inc., Taxable Student Loan Asset-Backed Notes, Series 1996A issued pursuant to the Indenture in the aggregate principal amount of $107,700,000, consisting of the Class A-1 Notes, the Class A-2 Notes and the Class B Notes.

     "SERIES 1996B NOTES" shall mean the Union Financial Services-1, Inc., Taxable Student Loan Asset-Backed Notes, Series 1996B issued pursuant to the Indenture in the aggregate principal amount of $142,200,000, consisting of the Class A Notes and the Class B-2 Notes with respect thereto.

     "SERVICER" shall mean Union Bank and Trust Company, and any other servicer so long as the Issuer shall have received written confirmation from each Rating Agency that the designation of such entity as a "Servicer" under the Indenture will not, at the time of such designation, cause such Rating Agency to reduce or withdraw its Ratings then applicable to any of the Notes, and their respective successors and assigns.

     "SERVICING AGREEMENT" shall mean the Amended and Restated Servicing Agreement, dated as of June 19, 1996, as amended, between the Issuer and Union Bank and Trust Company and any other servicing agreement with any other Servicer relating to Financed Eligible Loans.

     "SLS LOAN" or "FEDERAL SLS LOAN" shall mean a Student Loan authorized under
Section 428A of the Act.

     "SPECIAL ALLOWANCE PAYMENTS" shall mean the special allowance payments authorized to be made by the Secretary by Section 438 of the Act, or similar allowances authorized from time to time by federal law or regulation.

     "SPECIAL RECORD DATE" shall mean the date set forth in the Indenture on which any defaulted interest shall be paid to Noteholders.

     "STATE" shall mean the State of Nevada.

     "STATED MATURITY" shall mean the date specified in the Notes as the fixed date on which principal of such Notes is due and payable.

     "STUDENT LOAN" shall mean a loan under the Higher Education Act to an Eligible Borrower for education at an Eligible Institution (or a loan to consolidate the same) authorized to be made or acquired by the Issuer pursuant to its articles of incorporation and the Loan Purchase Regulations and described in Section 144(b)(1)(A) of the Code.

     "STUDENT LOAN FUND" shall mean the Fund by that name created in the Indenture and further described in the Indenture, including the Series 1996 Loan Account, the Series 1996 Note Account and the Series 1996 Recycling Account created therein and each Loan Account and Recycling Account designated with respect to Additional Notes.

     "STUDENT LOAN HOLDING FUND" shall mean the Fund by that name created in the Indenture and further described in the Indenture and under "Security and Sources of Payment for the Notes."

     "STUDENT LOAN PURCHASE AGREEMENT" shall mean, collectively, (a) that certain Loan Sale and Commitment Agreement dated as of March 1, 1996 between the Issuer and Union Bank and Trust Company, (b) that certain Loan Sale and Commitment Agreement dated as of June 19, 1996, between the Issuer and Union Bank and Trust Company and (c) any other loan purchase agreement, entered into between the Issuer and any Eligible Lender for the purchase of Eligible Loans in substantially the same form as said Loan Sale and Commitment Agreement, as determined by the Issuer and with an opinion of Note Counsel.

     "SUBORDINATE INTEREST ACCOUNT" shall mean the Account by that name created within the Interest Fund by the Indenture and further described in the Indenture and under "Security and Sources of Payment for the Notes."

     "SUBORDINATE NOTE REDEMPTION ACCOUNT" shall mean the Account by that name created within the Note Redemption Fund by the Indenture and further described in the Indenture and under "Security and Sources of Payment for the Notes."

     "SUBORDINATE NOTES" shall mean the Prior Class B Notes and any Offered Notes or Additional Notes secured on a parity with the Prior Class B Notes, the principal of and interest on which is paid from the Subordinate Note Redemption Account of the Note Redemption Fund and the Subordinate Interest Account of the Interest Fund, respectively.

     "SUBSERVICER" shall mean UNIPAC Service Corporation, a Nebraska corporation, and any other subservicer so long as the Issuer shall have received written confirmation from each Rating Agency that the designation of such entity as a "Subservicer" hereunder will not, at the time of such designation, cause such Rating Agency to reduce or withdraw its Ratings then applicable to any of the Notes, and their respective successors and assigns.

     "SUBSERVICING AGREEMENT" shall mean the Servicing Agreement, dated as of January 1, 1995, as amended by the First Amendment to Servicing Agreement dated as of March 1, 1996 and the Second Amendment to Servicing Agreement dated as of June 19, 1996, each between the Servicer and the Subservicer and any other subservicing agreement with any other Subservicer relating to Financed Eligible Loans.

     "SUPPLEMENTAL INDENTURE" shall mean an agreement supplemental to the Indenture executed pursuant to the Indenture.

     "TRANSFER DATE" shall mean each January 1 and July 1, commencing July 1, 1996.

     "TRUSTEE" shall mean Norwest Bank Minnesota, National Association, acting in its capacity as Trustee under the Indenture, or any successor trustee designated pursuant to the Indenture.

     "UNSUBSIDIZED LOAN" or "UNSUBSIDIZED STAFFORD LOAN" shall mean a Student Loan authorized under Section 428H of the Act.

     "VALUE" on any calculation date when required under the Indenture shall mean the value of the Trust Estate calculated by the Trustee as follows:

          (a) with respect to any Eligible Loan, the unpaid principal amount thereof plus any unamortized premiums, any accrued but unpaid interest, Interest Benefit Payments and Special Allowance Payments as set forth on the most recent Servicer's report or from the Issuer;

          (b) with respect to any funds on deposit in any commercial bank or as to any banker's acceptance or repurchase agreement or investment contract, the amount thereof plus accrued but unpaid interest;

          (c) with respect to any Investment Securities of an investment company, the net asset value price of the shares as reported by the investment company;

          (d) as to investments the bid and asked prices of which are published on a regular basis in THE WALL STREET JOURNAL (or, if not there, then in THE NEW YORK TIMES): (i) the average of the bid and asked prices for such investments so published on or most recently prior to such time of determination, but not in excess of the par amount of such investment plus accrued interest thereon or (ii) the bid price published by a nationally recognized pricing service; and

          (e) as to investments the bid and asked prices of which are not published on a regular basis in THE WALL STREET JOURNAL or THE NEW YORK
     TIMES: (i) the lower of the bid prices at such time of determination for such investments by any two nationally recognized government securities dealers (selected by the Issuer in its absolute discretion) at the time making a market in such investments or (ii) the bid price published by a nationally recognized pricing service.